Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is dated as of July 5, 2006, by and between X-RITE, INCORPORATED, a Michigan corporation with its principal office located at 3100 44th Street, S.W., Grandville, Michigan 49418 (“X-Rite”), and Peter M. Banks (“Banks”).

WHEREAS, Banks currently serves on the Board of Directors of X-Rite (the “Board of Directors”) and on the Nominating and Governance Committee (the “NGC”) and the Compensation Committee of the Board of Directors (the “Compensation Committee” and, together with the NGC, the “Committees”); and

WHEREAS, Banks desires to resign from the Board of Directors and the Committees, and X-Rite desires to provide Banks with certain compensation in consideration of his service on the Board of Directors and his performance of the Consulting Services (as defined below), all on the terms and conditions set forth herein.

NOW, THEREFORE, X-Rite and Banks hereby agree as follows:

1.	Resignation. Banks hereby resigns from the Board of Directors, the NGC and the Compensation Committee, effective as of immediately prior to the completion of the acquisition by X-Rite of a majority of the issued shares of Amazys Holding AG (“Amazys”) pursuant to the Transaction Agreement between X-Rite and Amazys dated January 30, 2006 (the “Termination Date”).

2.	Director Emeritus Status. X-Rite shall take such action as is necessary to cause Banks to attain Director Emeritus status in accordance with X-Rite’s Amended and Restated Bylaws (the “Bylaws”) effective as of the Termination Date and continuing for a period of five (5) years thereafter (the “Term”). In accordance with the Bylaws, during the Term, Banks shall (i) be given notices of all meetings of the Board of Directors and (ii) be entitled to attend and participate in all such meetings, provided that Banks shall not be entitled to vote and shall not be counted for purposes of determining a quorum. As provided in the Bylaws, during the Term, Banks shall receive an annual cash retainer fee equal to the lesser of (A) the annual cash retainer fee in place as of the Termination Date or (B) the annual cash retainer fee in place at any time during the Term, and shall be entitled to reimbursement for expenses of attendance at meetings of the Board of Directors.

3.	Consulting Services. From and after the Termination Date, Banks shall perform such consulting services for X-Rite as the Board of Directors or Chief Executive Officer of X-Rite may reasonably request from time to time (the “Consulting Services”). For the avoidance of doubt, Banks’ attendance and participation at meetings of the Board of Directors as a Director Emeritus shall not constitute Consulting Services under this Agreement.

4.	Compensation. In consideration of Banks’ past service and his performance of the Consulting Services, X-Rite shall provide to Banks:

(a)	a cash payment in the amount of One Thousand United States Dollars ($1,000.00) for each day Banks provides the Consulting Services, payable within thirty (30) days following Banks’ provision of the Consulting Services; and

(b)	an option to acquire 8,000 shares of X-Rite’s common stock, par value $0.10 per share, at a price per share equal to the fair market value of such shares on the day immediately preceding X-Rite’s 2006 annual meeting of shareholders (the “Annual Meeting”), which option shall be granted to Banks promptly following the Annual Meeting.

Banks acknowledges and agrees that, except for annual retainer and meeting fees payable to Banks for the period prior to the Termination Date and except as expressly provided herein, X-Rite shall have no obligation to pay or provide to Banks any compensation, payment or other consideration of any kind.

5.	Confidentiality. Banks shall forever hold in strictest confidence and shall not use or disclose any confidential information, technique, process, development, or experimental work, trade secret, customer lists, or other secret and confidential matter relating to the products, services, sales, employees, or business of X-Rite. In addition, Banks agrees that he will not use such information for his benefit or the benefit of any third party.

6.	Status; Taxes. The relationship of Banks to X-Rite shall be that of an independent contractor and nothing in this Agreement shall be deemed to create any employment or agency relationship between X-Rite and Banks. Banks shall be responsible for, and shall timely file all reports related to, all personal income and other payroll taxes payable with respect to compensation received hereunder and accepts exclusive responsibility for all contributions required under social security laws and unemployment compensation laws or other payments under any laws of similar character.

7.	Notice. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Banks at the address set forth under his signature, or to X-Rite at its principal executive offices to the attention of the Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8.	Complete Agreement. This Agreement contains the full and complete understanding of the parties hereto with regard to the subject matter contained herein. No other agreements or undertakings of the parties shall in any manner limit or alter the nature and scope of the terms hereof unless in writing duly executed by both parties and expressly providing that the same shall be controlling over any conflicting terms contained herein.

9.	Assignment. This Agreement is personal as to the rights and interests of Banks, and as such, Banks may not assign or transfer his rights, duties or obligations under this Agreement, in whole or in part, without the prior written consent of X-Rite.

10.	Waiver. The failure of X-Rite or Banks to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.	Governing Law. This Agreement was entered into in the State of Michigan and shall be construed and interpreted in accordance with the laws of the State of Michigan as applied to contracts made and to be performed in the State of Michigan. Any action arising out of or to enforce this Agreement must be brought in courts in the State of Michigan. The parties consent to the jurisdiction of the courts in the State of Michigan and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

IN WITNESS WHEREOF, X-Rite has caused this Agreement to be executed by a duly authorized corporate officer and Banks has executed this Agreement as of the date and year first above written.

X-RITE:

X-RITE, INCORPORATED

By:	/s/ Mary E Chowning
Name:	Mary E. Chowning
Title:	Chief Financial Officer

BANKS:

/s/ Peter M. Banks
Peter M. Banks

5602 Newanga Avenue
Santa Rosa, California 95405